UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 14, 2012

Tamir Biotechnology, Inc.
(Exact name of registrant as specified in its charter)

0-11088
(Commission File Number)

Delaware	22-2369085
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

11 Deer Park Drive, Suite 204, Princeton Corporate Plaza, Monmouth Junction, NJ 08852
(Address of principal executive offices, with zip code)

(732) 823-1003
(Registrant's telephone number, including area code)

Not Applicable
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 14, 2012, Tamir Biotechnology, Inc. (the “Company”) completed a private placement of 10 “Units” at a price of $100,000 per Unit, for aggregate gross consideration of $1 million (the “Offering”), pursuant to a Securities Purchase Agreement (the “Purchase Agreement”) dated as of December 11, 2012.  Each Unit consisted of (i) 13,846,945 shares of the Company’s common stock, par value $.001 per share (“Common Stock”), (ii) 1,000 shares of Series A Convertible Preferred Stock of the Company (the “Preferred Shares”), each such Preferred Share being initially convertible into 17,718.52 shares of Common Stock, and (iii) ten-year Common Stock Purchase Warrants (the “Warrants”), to purchase 12,626,184 shares of Common Stock at an exercise price of $0.003168 per share.

The lead investor in the Offering was Europa International Inc. (“Europa”), a beneficial owner of more than five percent of the Company’s voting securities prior to the Offering, which purchased 5.25 Units.

Upon completion of Offering, there were issued and outstanding approximately 577,000,000 shares of Common Stock on a fully-diluted basis, of which 315,654,607 (or 70%) were issued in the Offering.  The Company’s Certificate of Incorporation only authorizes the issuance of 250,000,000 shares of Common Stock.  The Preferred Shares issued in the Offering, which are convertible into an aggregate of 177,185,153 shares of Common Stock, will automatically convert into shares of the Common Stock on the date the Company files an amendment to its Certificate of Incorporation increasing the authorized number of shares of Common Stock and/or effecting a reverse stock split so that the Company has a sufficient number of authorized and unissued shares of Common Stock so as to permit the conversion of all outstanding Preferred Shares and all other convertible securities of the Company. A copy of the Certificate of Designations, Powers, Preferences and Rights of the Preferred Shares (the “the Certificate of Designations”) has been filed as Exhibit 3.1 to this Report and is incorporated herein by reference.

In connection with the Offering, and as a condition precedent thereto under the Purchase Agreement, the holders of a majority in principal amount (the “Requisite Holders”) of the Company’s outstanding 5% Senior Secured Convertible Promissory Notes (the “Notes”), entered into a Consent and Waiver (the “Consent”) under which (i) the Notes were amended to provide for the automatic conversion of the outstanding principal and interest of all of the Notes upon the election of the Requisite Holders, (ii) the Requisite Holders elected to convert all outstanding principal and interest under the Notes, in the aggregate amount of approximately $3,891,838, into shares of Common Stock at a price $0.15 per share (the conversion price under the Notes), and (iii) the exercise price of the Series B Warrants held by the holders of the Notes were reduced from $0.25 per share to $0.01 per share.

In connection with the Offering, the Company also entered into a Third Amendment to Investor Rights Agreement (the “Investor Rights Agreement Amendment”) with the purchasers of the Units and the Requisite Holders under which the Company has provided registration rights with respect to the Common Stock issued in the Offering and the shares of Common Stock issuable upon conversion of the Preferred Shares and exercise of the Warrants.

The foregoing description of the Offering is qualified in its entirety by reference to the Securities Purchase Agreement, the Investor Rights Agreement Amendment, the Consent, the Certificate of Designations and the Warrants, which are filed as Exhibits 10.1, 10.2, 10.3., 3.1 and 4.1, respectively, to this Report, and are incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities.

The disclosure in Item 1.01 is incorporated herein by reference thereto. The securities were offered pursuant to the exemptions from registration set forth in section 4(2) of the Securities Act of 1933, as amended, and Regulation D promulgated thereunder.

Item 5.01.  Change in Control of the Registrant.

As a result of its $525,000 investment in the Offering, Europa may be deemed to have acquired control of the Company.  Europa purchased 52.5% of the Units issued in the Offering, and assuming the full conversion of all Preferred Shares and exercise of all Warrants issued to the purchasers in the Offering, Europa is the beneficial owner of approximately 42% of the Company’s outstanding shares of Common Stock.

Item 5.03   Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On December 11, 2012, the Company filed with the Delaware Secretary of State the Certificate of Designations establishing the terms of the Preferred Shares. The Certificate of Designations is filed as an exhibit to this Report and is incorporated herein by reference.

Item 9.01  Financial Statements and Exhibits

(d)           Exhibits.

Exhibit 3.1     Certificate of Designations, Powers, Preferences and Rights of the Series A Convertible Preferred Stock of the Company

Exhibit 4.1     Form of Warrant to Purchase Common Stock of the Company

Exhibit 10.1   Securities Purchase Agreement, dated as of December 11, 2012, by and among the Company and “Purchasers” identified therein

Exhibit 10.2   Third Amendment to Investor Rights Agreement, dated as of December 11, 2012, by and among the Company and the “Holders” identified therein

Exhibit 10.3   Consent and Waiver of the Holders of 5% Senior Secured Convertible Promissory of the Company, dated as of November 30, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TAMIR BIOTECHNOLOGY, INC.

Date: December 18, 2012	By:	/s/Lawrence A. Kenyon
	Name:	Lawrence A. Kenyon
	Title:	Chief Executive Officer and Chief Financial Officer